EXHIBIT 99.1

Meridian Medical Technologies Completes
The Private Placement of Common Stock

COLUMBIA, Maryland (December 6, 2001) – Meridian Medical Technologies Inc. (NASDAQ: MTEC) announced today the completion of a private placement of 727,000 shares of common stock that raised gross proceeds of more than $11 million. The investor group included prominent institutional investors, including Westfield Capital Management, RS Investments, Trinity Capital and Special Situations Funds.

“We are pleased with this new financial commitment and the expanded opportunities it allows our company to explore,” said James H. Miller, chairman, president and chief executive officer of Meridian. “The private placement was very well-received by the investment community, enabling us to further diversify our funding sources.”

The proceeds from the placement will be used to pursue potential acquisitions, repay certain indebtedness, launch Meridian’s specialty pharmaceuticals initiative, fund the commercialization of the PRIME ECG electrocardiac mapping system and for general corporate purposes. Fahnestock & Co., Inc. and Adams, Harkness & Hill, Inc. acted as placement agents

Meridian Medical Technologies is a leading medical products and pharmaceutical systems company. The company is a world leader in the development and sales of auto-injector drug delivery systems and has world-class proprietary technologies in non-invasive cardiopulmonary diagnostics. The company develops and produces medical products designed to save lives, reduce healthcare costs and improve the quality of patients’ lives. Additional information is available online at www.meridianmeds.com.

This press release and other written and oral statements made by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to financial performance and other financial and business matters. Forward-looking statements are typically identified by future or conditional verbs or similar expressions regarding events that have yet to occur. These forward-looking statements are based on the Company’s current expectations and are subject to numerous assumptions, risks and uncertainties. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: political, economic and competitive conditions; capital availability or costs; fluctuations in demand for the Company’s products; government procurement timing and policies; technological challenges associated with the development and manufacture of the Company’s products; commercial acceptance of the Company’s products; delays, costs and uncertainties associated with clinical testing and government approvals required to market new drugs and medical devices; availability and quality of raw materials; success and timing of efficiency, cost reduction and quality enhancement programs; regulatory and contract compliance; relationships with significant customers; adequacy of product liability insurance; ability to obtain, timing and success of marketing representatives and strategic alliances; and adequacy of intellectual property protection. Meridian assumes no duty to update forward-looking statements.